EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT


Subsidiary                                          Jurisdiction of Organization

WCI de Argentina                                           Argentina

WCI Cayman, Inc.                                           Cayman Islands
Chispa Dos, Inc.
Telatin (non-operational subsidiary)

Television Interactiva, S.A.                               Costa Rica
GBnet, S.A.

GBNet, S.A.                                                Dominican Republic

Multicable de El Salvador, S.A. de C.V.                    El Salvador
Cablevisa, S.A. de C.V.
Metrotelecom, S.A. de C.V.
Cybernet De El Salvador S.A. de C.V.
GBnet, S.A. de C.V.
Compania de Cable
Salvadorena, Ltda

Wireless Communications Holding Guatemala, S.A.            Guatemala
Wireless Communications License Holding Guatemala, S.A.
Wireless Communications Operations Guatemala, S.A.
Grupo Metrotelecom, S.A.
Cybernet de Centroamerica, S.A.
Cybercable de Centroamerica, S.A.
Metrotelecom de Centroamerica, S.A.
GBnet, S.A.

GBnet de Honduras, S.A.                                    Honduras

GBnet, S.A.                                                Nicaragua

Convergence Communications, S.A. de C.V.                   Mexico
Convergence Services, S.A. de C.V.
International Van, S.A. de C.V.

Auckland Independent Television Ltd.                       New Zealand

Interamerican Telecom, Inc.                                Panama
Convergence Communications Panama Inc.
GBnet, Inc.
Corale Resources, Inc.


Convergence Communications de Venezuela CA                 Venezuela
Interamerican Net de Venezuela

GBnet Corporation                                          British Virgin Is.

Telecom Investment Corporation                             Delaware
GBNet                                                      Nevada
Transworld Wireless Television, Inc.                       Nevada
Latin American Broadband, Inc.
(New CCI)